CO-BRANDED CONTENT AGREEMENT

      THIS   AGREEMENT   ("Agreement"),   effective  as  of  December  16,  1999
("Effective Date"), is entered into by and between ZapMe! Corporation, a Delaware Corporation with its principal offices at 3000 Executive Parkway, San Ramon, California 94583 ("ZapMe!"), and PCS Education Systems, Inc., an Idaho corporation with its principal offices at 1405 W. Main Street, Boise, ID 83702 ("PCS").

                                   RECITALS

      WHEREAS, ZapMe! is in the business of, among other things, installing into schools computer systems ("ZapMe! System") which run the ZapMeTM netspace, a networked graphical user interface software and Internet content delivery package for use by students, parents, teachers, school administrators and others linked together by satellite and also available through ZapMe!'s www site(s) ("Sites") and ZapMe!'s take-home CD ROM ("ZapMe! Netspace"); and,

     WHEREAS, PCS offers products and services suitable for access on or through the ZapMe! Netspace; and,

     WHEREAS, PCS wishes to be a supplier of products and services available on co-branded pages on the ZapMe! Netspace ("Co-Branded Pages");

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the above circumstances and of the mutual promises and conditions contained herein, the parties agree as follows:

Section 1.     TERM AND TERMINATION

      1.1 Term. The Term of this Agreement shall commence on the Effective Date and shall continue until July 31, 2001 ("Initial Term") (the Initial Term and any renewal term, if applicable, shall be referred to collectively as the "Term").

      1.2 Renewal. This Agreement shall be renewable by mutual written agreement of ZapMe! and PCS, for two subsequent one (1) year terms up to July 31, 2003. The Agreement shall automatically renew thereafter for successive one-year periods unless either party provides 90 days written notice prior to the expiration of the term.

      1.3 Early Termination. This Agreement may be terminated at any time by either party, effective immediately upon notice, if the other party:
            (a) files a petition in bankruptcy, or (b) makes an assignment for the benefit of its creditors. Either party may terminate the Agreement, effective upon thirty (30) days notice, in the event that the other party breaches any of its responsibilities or obligations under the Agreement in any material respect (including, without limitation, failure to pay) and the breach is not remedied within thirty (30) days following written notice to such party.

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      1.4   Effect of Termination. The provisions in Section 1, 4, 5, 6, 7, and
            8 shall survive any termination or expiration of the Agreement.

      1.5 Implementation. The parties shall use commercially diligent efforts to begin performance testing and implementation of the Co-Branded Pages, products and services as described in Section 2 below.

Section 2.  CO-BRANDED PAGES

      2.1   Co-Branded  Pages;  General  Terms.  Following the execution of this
            Agreement, ZapMe! and PCS will cooperate to develop and market the Co-Branded Pages in a co-branded section on the terms and conditions set forth in this Agreement. PCS shall provide co-branded products and services as described in this Section 2 below for integration into the Co-Branded pages on the ZapMe! Netspace utilizing the name PCS Education Systems at ZapMe!. To the extent that it is technically feasible, ZapMe! and PCS shall reasonably share editorial control over the Co-Branded Pages and both parties agree to obtain the prior, written permission of the other party before making any material editorial changes to the content within the Co-Branded Section. PCS retains all editorial control over all other PCS content outside of the ZapMe! Netspace, and ZapMe! retains all editorial control over all other content on the ZapMe! Netspace.

      2.2 ZapMe! Developments and Hosting. ZapMe! shall develop and provide hosting services for a co-branded splash page ("Splash Page"). The Splash Pace shall be accessible from locations on the ZapMe! Netspace index and shall provide a point-of-entry to the Co-Branded Pages and contain a direct link to the PCS's Home Page located at http://www.pcsedu.com/. The Splash page shall contain language, mutually agreed upon by the parties, describing the relationship between PCS and ZapMe!. PCS shall provide ZapMe! with a PCS logo ("PCS Logo"), which ZapMe!
            shall place on the Splash Page.

      2.3 PCS Developments and Hosting. PCS shall develop and host the Co-Branded Pages, including all necessary technical support, hosting services, technology installation, maintenance and applicable security and other support necessary to maintain the Co-Branded Pages on PCS's server ("PCS Developments"). The Co-Branded Pages shall be constructed and maintained so that their average WWW page response times shall be substantially equivalent to commercially similar WWW pages. PCS shall construct the Co-Branded Pages so that their user interface, style format and color layout adapts to the ZapMe! Netspace and ZapMe!'s style, format and color layout. ZapMe! shall provide, and PCS shall display on the top left hand comer of all Co-Branded Pages, a ZapMe! logo approximately one (1) inch tall by one-half (0.5) inches wide, which links directly to a page in the ZapMe! Netspace to be determined by ZapMe! ("ZapMe! Logo"). Any placement of the ZapMe! Logo

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            on the Co-Branded Pages shall be at least equal in placement and size to the PCS Logo.

      2.4 Co-Branded Pages; Content and Materials. ZapMe! and PCS shall cooperate to develop a co-branded version of the PCS Edventures! product ("Edventures!"), which shall include a co-branded version of the PCS Edventures! Term Library product ("Term Library"). In addition, PCS shall develop a co-branded demo version of Edventures! for the ZapMe! Netspace ("Edventures! Demo") and shall supply ZapMe! with co-branded, Edventures! promotional materials for ZapMe!'s distribution to ZapMe! users ("Promotional Materials"), and a free one-week trial of the newly developed PCS engineering education product, to be specifically customized by PCS for distribution by ZapMe! over the ZapMe! Netspace ("Academy of Engineering Course") (collectively "PCS Content"). PCS retains all rights with respect to ownership of all PCS content and materials.

      2.5 Co-Branded Pages; Future Developments. During the Term of the Agreement, PCS shall update the Co-Branded Pages with any technical upgrades, advancements and improvement as they are developed by, or become available to, PCS. ZapMe! and PCS agree to work together in good faith to explore the development of additional content and features, including but not limited to additional Academy of Engineering Courses, to be customized for the ZapMe! Netspace and included in the Co-Branded Pages.

      2.6 Co-Branded Pages; Third Party Sponsorship. ZapMe! and PCS agree to explore, in good faith, the solicitation of third party sponsorships for the purpose of funding Edventures! ("Third Party Sponsorships"). ZapMe! and PCS agree to cooperate, in good faith, to establish an appropriate revenue model under which ZapMe! and PCS would share revenue obtained from any Third Party Sponsorships of Edventures!. PCS retains the right to review and approve all Third Party Sponsorships under this Section 2.6, which approval will not be unreasonably withheld.

      2.7 Co-Branded Pages; Advertising. ZapMe! shall retain sole responsibility for the sale and serving of advertising, if any, to run on the Co-Branded Pages ("Advertising") and shall pay PCS a percentage of Advertising revenues as outlined in Section 4 of this Agreement. When selling Advertising,, ZapMe! agrees to act in a manner consistent with ZapMe!'s ordinary course of business when selling advertising- for other co-branded sections on the ZapMe! Netspace. ZapMe! shall have final approval rights for all Advertising to be displayed on the Co-Branded Pages.

      2.8 Co-Branded Pages; E-Commerce. ZapMe! agrees to promote selected products and services, to be mutually agreed upon by PCS and ZapMe!, on the ZapMe! Netspace and to offer such products for sale through the ZapMe! Netspace via links

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            and  a  PCS  phone  number   displayed  on  the   Co-Branded   Paces
            ("Products"). Products shall consist of selected PCS products and services, including, but not limited to the following: (i) Hands-on Academy of Engineering Course materials from PCS's partner Pitsco LEGO Dacta as outlined in the attached Exhibit A for sale to ZapMe! users at a price to be determined, in good faith, by ZapMe!, PCS and Pitsco LEGO Dacta; (ii) subscriptions to PCS Edventures! products; and (iii) PCS Academy of Engineering lab installations. PCS shall retain responsibility for, and maintain high industry standards for all Product inquiries, orders and fulfillment of Product orders for PCS Products offered for purchase through the ZapMe! Netspace. PCS shall pay ZapMe! a percentage of revenues from the sale of Products as outlined in Section 4 of this Agreement.

      2.9 PCS Marketing Initiatives. ZapMe! and PCS shall work together to explore marketing initiatives to be presented through ZapMe!, and subject to ZapMe!'s privacy policy, applicable law and ZapMe!'s final approval, including but not limited to email campaigns to teachers and school administrators, promotions on the ZapMe! take-home CD ROM and promotions on the ZapMe! user home page.

Section 3.      LICENSES

      3.1 Grant of License by ZapMe!. Subject to Section 3.4, ZapMe! grants to PCS during the Tenn a nonexclusive, royalty-free, worldwide license to use, reproduce and publicly display ZapMe! content, if any, provided to PCS under the terms of this agreement ("ZapMe! Content") and the ZapMe! Logo (a) on and through the PCS Web Site in the manner described in this Agreement, and (b) in connection with the hosting, distribution, marketing and promotion of the Co-Branded Pages. Any display by PCS of ZapMe!'s Logo or any other Trademarks or logos associated with the ZapMe! or the ZapMe! Netspace (collectively "ZapMe! Brand Features") shall be subject to the ZapMe! Brand Guidelines listed in attached Exhibit B and as amended from time-to-time by ZapMe! ("Brand Guidelines"). All goodwill arising out of PCS's use of the ZapMe! Content or ZapMe! Brand Features shall inure solely to the benefit of ZapMe!

           3Grant of License  by PCS.  Subject  to  Section  3.4,  PCS grants to
            ZapMe! during the Tenn a nonexclusive, royalty-free, worldwide license to use, reproduce, publicly display, and publicly perform the Academy of Engineering Course, Edventures, Edventures Demo, Tenn Library, Promotional Materials, the PCS Logo and any other co-branded PCS products, content or logos displayed on the Co-Branded Pages (collectively "PCS Brand Features") (a) on and through the ZapMe! Netspace in the manner described in this Agreement, and (b) in connection with the hosting, distribution, marketing and promotion, if any, of the Co-Branded Pages. All goodwill arising out of ZapMe!'s use of any of the PCS Brand Features shall inure solely to the benefit of PCS.

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      3.3   Reserved  Rights.  Without  limitation of the foregoing,  each party reserves all rights other than those expressly granted in this Agreement, and no licenses are granted except as expressly set forth herein.

      3.4 Approval of Trademark Usage. ZapMe! shall not use or exploit in any manner the PCS Brand Features, and PCS shall not use or exploit in any manner any of the ZapMe! Brand Features, except in such manner and media as may be specified in this Agreement, in Brand Guidelines, or as the other party may consent to in writing, which consent shall not be unreasonably withheld or delayed. Either party may revoke or modify any such consent upon written notice to the other party.

      3.5 Promotion of Co-Branded Pages. Commencing upon the date of this Agreement and thereafter throughout the Term, ZapMe! and PCS will use their commercially reasonable efforts, subject to the terms of this Agreement, to generally promote and market the Co-Branded Pa-es and Products.

Section 4.     COMPENSATION AND REPORTING

      4.1   Payments and Accounting.

            4.1.1 ZapMe!  and PCS Payments.  As compensation  for performance of
                  PCS's responsibilities  hereunder, ZapMe! shall pay PCS thirty
                  (30) percent of Advertising revenue collected for advertising sold for, and displayed in the Co-Branded Pages. As compensation for performance of ZapMe!'s responsibilities hereunder, PCS shall pay ZapMe! according to the revenue sharing scale in the attached Exhibit C.

            4.1.2 Payments,  Invoicing and Reports. Each party to this Agreement shall provide the other with monthly sales reports detailing the amount owed by the other party within five (5) days following the month-end. PCS and ZapMe! shall remit all payments due pursuant to this Section 4 within thirty (30) days from the end of the month in which the payments were earned. In addition, PCS shall provide ZapMe! a detailed monthly report listing the requests for information and inquiries made to PCS through the ZapMe! Netspace regarding Academy of Engineering product and lab installation sales. This report shall be submitted to ZapMe! not later than the third day of the month following the month end in which the ZapMe! Fees were earned (See example report in Exhibit D).

       4.2 Records and Audit; Late Payments. During the Term and for a period of one (1) year thereafter, PCS and ZapMe! shall maintain accurate records regarding the sums payable under this Agreement. Either party, at its expense, and upon ten
                  (10) days' advance notice to the other party, shall have

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                  the right,  not more than once  during,  any twelve (12) month period, to examine or audit such records in order to verify the figures reported in any monthly report and the amounts owed under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the Party being
                  audited.   In  the  event  that  any  audit  shall  reveal  an
                  underpayment, the party in arrears shall pay to the other party the amount of such underpayment plus interest thereon at the rate of one and one-half percent (1.5%) per month (or, if lower, the maximum rate permitted by law) and, if the amount of such underpayment is more than five percent (5%) of the amount due, will reimburse the auditing party for the cost of such audit. With regard to the sums payable under this Agreement, a good faith determination by the reporting party regarding the amount of the Revenue Share payable to the receiving party shall be final and binding.

Section 5.      OWNERSHIP

      5.1 PCS. As between the parties, PCS retains all night, title and interest in and to the PCS Web Site, PCS Developments, PCS Products, PCS Brand Features and PCS Content, along with all Intellectual Property Rights associated with any of the foregoing.

      5.2 ZapMe!. As between the parties, ZapMe! retains all n'cyht, title and interest in and to the ZapMe! Netspace, including, without limitation, the ZapMe! Developments, any and all ZapMe! Content and the Co-Branded Pages (other than PCS Content, PCS Products and PCS Brand Features), all data, URLs, domain names, technology, hardware, software, code, techniques, algorithms, processes, user interfaces, Intellectual Property Rights, and any other items posted thereon or used in connection or associated therewith and the ZapMe! Brand Features, along with all Intellectual Property Rights associated with any of the foregoing.

      5.3 User Information. PCS shall collect all information necessary to operate the Co- Branded Pages and Products and to take and fulfill all orders for PCS Products. PCS shall only collect such information in a manner consistent with applicable law and its privacy policy. ZapMe! shall have the right, at its election and consistent with its privacy policy and applicable law, to obtain and use this information and any other information collected by PCS in connection with the Co-Branded Pages. PCS shall not use any personally identifying information collected from ZapMe! users in connection with the operation of the Co-Branded Pages and Products and sale of Products to (1) market to ZapMe! users; (2) otherwise contact ZapMe! users except to the extent necessary to satisfy PCS's obligations under this Agreement; or (3) give, sell or distribute personally identifying or other information collected in connection with the Co-Branded Pages and Products without ZapMe!'s prior written permission.


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      5.4   Other Trademarks.  ZapMe!  shall not register or attempt to register any of the PCS Logos or marks or any trademarks which PCS reasonably deems to be confusingly similar to any of the PCS Logos or marks. PCS shall not register or attempt to register any of the ZapMe! Logos or marks or any Trademarks which ZapMe! reasonably deems to be confusingly similar to any of the ZapMe! Logos or marks.

      5.5 Notices. Each party agrees to display mutually agreeable trademark and copyright notices or legends of the other party when using such other party's logos, marks or brand features. Each party shall in advance submit to the other party the proposed placement of such notices or legends (including, without limitation, the place and manner of incorporation into electronic media or transmissions), and such other party shall have the right, acting reasonably, to disapprove the same within fifteen (15) days notice of a trademark or copyright notice or legend.

      5.6 Further Assurances. Each party shall take, at the other party's expense, such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party's ownership interests and other rights as set forth above in this Section 5.

Section 6.      REPRESENTATIONS AND WARRANTIES; INDEMNITY

      6.1 Representation and Warranties. Each party to this Agreement represents and warrants to the other party that: (a) such party has the full corporate right, power and authority to enter into this
            Agreement  and  to  perform  the  acts  required  of  it  hereunder;
            including but not limited to the provision of content, Trademarks and other Intellectual Property Rights; (b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms;
            (d)  such  party  will  conduct  its   business,   and  perform  its
            obligations and exercise its rights hereunder, in a manner which reflects favorably upon the name and reputation of the other party and will not take any action or make any omission which could reasonably harm the goodwill of the other party; and (e) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

      6.2 Indemnity ZapMe!. ZapMe! will defend, indemnify and hold harmless PCS from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees and costs) arising out of or in connection with the ZapMe! Logo, ZapMe! Brand Features, ZapMe! Content or any actual or alleged breach of any of ZapMe!'s representations and warranties set forth in Section

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            6.1 above. PCS shall promptly notify ZapMe! of any third-party claim of which it becomes aware for which its seeks indemnification and shall: (a) at ZapMe!'s expense, provide reasonable cooperation to ZapMe! in connection with the defense or settlement of any such claim; and (b) at PCS' expense, be entitled to participate in the defense of any such claim. ZapMe! shall not acquiesce to any judgment or enter into any settlement that adversely affects PCS' rights or interests or agree to any obligation on behalf of PCS without prior written consent of PCS.

            PCS. PCS will defend, indemnify and hold harmless ZapMe! from and against any and all claims, costs, losses, damaaes, judgments and expenses (including reasonable attorneys' fees and costs) an'sing out of or in connection with the PCS Web Site, PCS Developments, PCS Content, PCS Brand Features or any actual or alleged breach of any of PCS's representations and warranties set forth in Section 6.1 above. ZapMe! shall promptly notify PCS of any third-party claim of which it becomes aware for which it seeks indemnification and shall:
            (a) at PCS' expense, provide reasonable cooperation to PCS in connection with the defense or settlement of any such claim; and (b) at ZapMe!'s expense, be entitled to participate in the defense of any such claim. PCS shall not acquiesce to any judgment or enter into any settlement that adversely affects ZapMe!'s rights or interests or agree to any obligation on behalf of ZapMe! without prior written consent of ZapMe!

Section 7.     EXCLUSIONS; NO LIABILITY

      7.1   WARRANTIES EXCLUDED.
            EXCEPT AS SET FORTH IN SECTION 6.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: (A) ZAPME! MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ZAPME! NETSPACE, ZAPME! BRAND FEATURES, ZAPME! DEVELOMENTS OR ANY OTHER ITEMS OR SERVICES PROVIDED BY ZAPME!, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY OF NON-INFRINGEMENT; AND (B) PCS ACKNOWLEDGES THAT THE ZAPME! NETSPACE, INCLUDING ANY SERVERS OR OTHER HARDWARE,
            SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY ZAPME! IN CONNECTION WITH THE ZAPME! NETSPACE) AND ZAPME! BRAND FEATURES ARE PROVIDED "AS IS" AND THAT ZAPME! MAKES NO WARRANTY THAT THE ZAPME! NETSPACE WILL BE FREE FROM BUGS,

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            FAULTS, DEFECTS OR ERRORS OR THAT ACCESS TO THE ZAPME!
            NETSPACE WILL BE UNINTERRUPTED.

      7.2   LIMITATION OF LIABILITY.
            EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 6 ABOVE, NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, LOST OPPORTUNITIES, INTERRUPTION OF BUSINESS, LOST PROFITS, OR ANY INDIRECT, SPECIAL, OR INCIDENTAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT THE FOREGOING DAMAGE LIMITATION SHALL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND THAT THIS AGREEMENT IS PREDICATED ON THIS LIMITATION OF LIABILITY.

Section 8.      GENERAL PROVISIONS

      8.1 Notices. Any notice required or permitted by this Agreement shall be in writing, and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, confirmed facsimile, or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth in the Aereement.

      Notices and payments should be addressed as follows:
                  For ZapMe!:
                  ZapMe!  Corporation
                  Att: Accounts Receivable
                  3000 Executive Parkway, Suite 150
                  San Ramon.  California 94583
                  Fax: (925) 543-0301

                  For PCS:
                  PCS Education Systems, Inc.
                  1405 W. Main Street
                  Boise, Idaho 83702


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



      8.2 Confidentiality. ZapMe! and PCS hereby acknowledge that in the course of activities under this Agreement, each of them may have access to confidential and proprietary information which relates to the other party's technology, marketing and business (the "Confidential Information"). In addition to reaffirming the Mutual Confidentiality and Nondisclosure Agreement between the Parties dated September 2, 1999 ("NDA"), each party agrees to preserve and protect the confidentiality of the Confidential Information and not to disclose any applicable Confidential Information to any third party without the prior written consent of the other party; provided, however, that any party hereto may disclose to any other party any information which the receiving party demonstrates is: (1) already publicly known through no fault of the receiving party; (ii) discovered or created by the receiving party without reference to the Confidential Information, as shown in records of such party; or
            (iii) otherwise learned through legitimate means, other than from a third party under confidentiality obligations. Moreover, either party may disclose any Confidential Information to (a) such party's agents, attorneys and other representatives only to the extent necessary for the receiving party's business operations and only upon securing the agreement of the agents, attorneys or other representatives to the terms of this Section 8.2, or (2) any entity under legal compulsion, provided that in such case the receiving party shall give the disclosing party prompt notice and, if requested, reasonable assistance in opposing disclosure.

      8.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8.3 shall be binding upon the parties and their respective successors and assigns.

      8.4 Successors and Assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent;
            provided, however, that either Party may assign this Agreement without such consent in connection with: (a) any reincorporation, merger, consolidation, any sale of all or substantially all of such Party's assets; or (b) any other transaction in which more than fifty percent (50%) of such Party's voting securities are transferred; or (c) to an Affiliate of such Party provided in each case the assignee assumes all of the obligations and liabilities of the assignor subject to all of the terms of this Agreement. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

      8.5 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be cyovemed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.


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



      8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

      8.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (11) the balance of the Agreement shall be interpreted as if such provision were so excluded and (111) the balance of the Agreement shall be enforceable in accordance with its terms.

      8.9 Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations, drafts of, and the Memo of Understanding between the parties with regard to the transactions contemplated by this Agreement. Any and all other written or oral agreements existing between the parties gr hereto regarding such transactions are expressly canceled.

      8.10 Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be fully and finally settled by binding arbitration in San Francisco, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

      8.11 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal riahts from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

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


      8.12 No Partnership Implied; Future Business Activity. Neither this Agreement nor any terms and conditions contained herein may be construed as creating, or constituting a partnership, joint venture or agency relationship between the parties. This Agreement shall not limit either party's present or future business activities of any nature, including business activities which could be competitive with the other party, except to the extent such activities would involve a breach of (a) the confidentiality provisions of Section
            9.2 above or (b) any other express provision of this Agreement.

      The parties have caused this Acreement to be executed by their duly authorized representatives as of the date first written above.

      ZAPME! CORPORATION                  PCS EDUCATION SYSTEMS, INC.


      By:     /s/ Bruce D.  Bower         By:   /s/   Anthony Maher
      ---------------------------------   -----------------------------------
      Title: Vice President and General   Title: Chairman, President and CEO
             Counsel

      Address:                            Address:
      ------------------------            ---------------------------
      3000 Executive Parkway              1405 W. Main Street
      San Ramon, CA 94583                 Boise, ID 83702



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